Exhibit 99.1
SYNTHETECH ANNOUNCES FISCAL 2007 RESULTS

Albany, Oregon, June 4, 2007 – Synthetech, Inc. (NZYM.OB) today announced financial results for its fiscal fourth quarter and fiscal year, which ended March 31, 2007.

For the fourth quarter ended March 31, 2007, revenue was $4.3 million, a 132% increase from revenue of $1.8 million for the same period last year.  Gross income for the current quarter was $1.2 million, compared to gross income of $46,000 for the same period last year.  Operating income for the current quarter was $314,000, compared to an operating loss of $712,000 for the same period last year.  Net income for the fourth quarter ended March 31, 2007 was $282,000, or $0.02 per share, compared to a net loss of $698,000, or $0.05 per share, in last year’s corresponding period.

The Company reported revenue of $12.9 million for fiscal 2007, a 122% increase from revenue of $5.8 million in fiscal 2006.  Gross income in fiscal 2007 was $3.6 million, compared to a gross loss in fiscal 2006 of $594,000.  Operating income in fiscal 2007 was $242,000, compared to an operating loss of $3.8 million for fiscal 2006.  Net income for fiscal 2007 was $193,000, or $0.01 per share, compared to a net loss of $3.5 million, or $0.24 per share, in the prior fiscal year.  International sales, principally to Western Europe, were $4.4 million and $3.0 million in fiscal 2007 and 2006, respectively.

The Company's gross margins vary from period to period based on the size, phase and complexity of its customer projects.  In particular, raw material costs as a percentage of sales are affected by pricing, product mix, production yields or other factors.

Selling, general and administrative expenses for the fourth quarter of fiscal 2007 increased by $168,000 compared to last year’s corresponding period, primarily as a result of an increase in compensation costs associated with performance bonuses, the hiring of a new President and COO in September 2006, hiring a new CEO in November 2006, entering into a consulting agreement with our former President and CEO in November 2006 and an increase in travel costs.

The Company’s cash and cash equivalents and marketable securities were $259,000 at March 31, 2007, compared to $2.0 million at March 31, 2006.  Our cash position decreased in fiscal 2007 primarily as a result of increases in accounts receivables and inventory, which increases were the result of improvements in Synthetech’s business.  As of March 31, 2007, Synthetech’s working capital was $5.6 million, compared to $5.0 million at March 31, 2006.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)
	Three Months Ended March 31,		Year Ended March 31,
(in thousands, except per share data)	2007	2006	2007	2006

Revenue	$4,256	$1,835	$12,910	$5,819
Cost of revenue	3,030	1,789	9,269	6,413
Gross income (loss)	1,226	46	3,641	(594)

Research and development	277	291	1,117	943
Selling, general and administrative	635	467	2,282	2,249

Operating income (loss)	314	(712)	242	(3,786)

Interest income	7	17	35	113
Interest expense	(39)	(3)	(85)	(8)
Income (loss) before income taxes	282	(698)	192	(3,681)

Income tax benefit	-	-	(1)	(180)
Net income (loss)	$282	$(698)	$193	$(3,501)

Basic and diluted income (loss) per share	$0.02	$(0.05)	$0.01	$(0.24)

Commenting on the financial results, Dr. Gregory Hahn, President and COO, stated, “I am very encouraged to see Synthetech achieve a third consecutive quarter of profitability and, after six consecutive years of losses, to report a profitable fiscal 2007.  Synthetech’s order backlog as of March 31, 2007 plus customer orders through May 31, 2007 totaled approximately $6.7 million.  We expect that a majority of these customer orders will ship during the first half of fiscal 2008, and approximately $650,000 are currently scheduled to ship during the second half of fiscal 2008.  Four orders from different customers, each in excess of $500,000, account for 51% of the above booked orders.  The increase in the number of large order inquiries and resulting order activity is a meaningful improvement compared to the market environment Synthetech encountered during most of fiscal 2006 and is a continuation of the favorable trend which Synthetech experienced in fiscal 2007.  We recently hired a senior business development manager for the West coast and two experienced R&D chemists to improve our capabilities for capturing additional opportunities in the expanding marketplace.”

Dr. Daniel Fagan, Chairman and CEO stated “We have been committing significant R&D and Manufacturing resources towards enhancing our resin manufacturing processes and building a small inventory of various resins.  Consistent with all our other products, our resins are now completely free of animal origin products, including gelatin (TSE and BSE free).  We believe that TSE and BSE-free resins will provide Synthetech with a competitive advantage in the marketplace.  During the fourth quarter, we incurred approximately $100,000 in nonrecurring expenses related to our resin development efforts.  Despite these additional costs, our working capital position has continued to improve.”

The Company also announced that effective May 23, 2007, Synthetech’s common stock began trading on the Over-the-Counter Bulletin Board, under the trading symbol “NZYM.OB”.

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.  As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech
Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry.  Synthetech’s products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer’s clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases.

Forward-Looking Statements
This press release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; the status of the fine chemicals industry, customer projects or inquiries; the timing of shipments; and competitive advantages relating to the Company's resin products.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; Synthetech's limited experience in entering new markets and market segments; potential period-to-period revenue or expense fluctuations; higher than expected cash use, or inability to borrow funds under Synthetech's credit facility or to raise other debt or equity capital required to continue operations or to implement its growth strategy; production factors; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; and international business risks.  Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2006, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:	Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon 97321
541 967-6575